ARIZONA PUBLIC SERVICE COMPANY

TO

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

As Trustee under Arizona Public Service Company’s Indenture dated as of January 15, 1998

Twentieth Supplemental Indenture

Dated as of September 20, 2016

2.55% Notes due 2026

This TWENTIETH SUPPLEMENTAL INDENTURE, dated as of September 20, 2016, is between Arizona Public Service Company, a corporation duly organized and existing under the laws of the State of Arizona (herein called the “Company”), having its principal office at 400 North Fifth Street, Phoenix, Arizona 85004, and The Bank of New York Mellon Trust Company, N.A., successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), a national banking association, as Trustee (herein called the “Trustee”) under the Indenture dated as of January 15, 1998 between the Company and the Trustee (the “Indenture”).
RECITALS OF THE COMPANY
The Company has executed and delivered the Indenture to the Trustee to provide for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness (the “Securities”), said Securities to be issued in one or more series as provided in the Indenture.
Section 901(7) of the Indenture provides that, without the consent of any Holders, the Company and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of establishing the form or terms of Securities of any series.
Pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 2.55% Notes due 2026 (herein called the “Notes”), the forms and substance of such Notes and the terms, provisions, and conditions thereof to be set forth as provided in the Indenture and this Twentieth Supplemental Indenture.
All things necessary to make this Twentieth Supplemental Indenture a valid agreement of the Company, and to make the Notes described herein, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done.
NOW, THEREFORE, THIS TWENTIETH SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the premises and the purchase of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of each of the Notes and the terms, provisions, and conditions thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as applicable, as follows:
ARTICLE ONE

GENERAL TERMS AND CONDITIONS OF THE NOTES

SECTION 101.    Authentication and Delivery. There shall be and is hereby authorized a series of Securities designated the “2.55% Notes due 2026” initially limited in aggregate principal amount to $250,000,000, which amount shall be as set forth in any Company Order for the authentication and delivery of Notes. The Notes shall mature and the principal shall be due and payable together with all accrued and unpaid interest thereon on September 15, 2026, and the Notes shall be issued in the form of registered Securities without coupons.

The foregoing principal amount of the Notes may be increased from time to time as permitted by Section 301 of the Indenture. All Notes need not be issued at the same time and such series may be reopened at any time, without notice to, or the consent of, the then existing Holders, for issuance of additional Notes. Any such additional Notes will be equal in rank and have the same respective maturity, payment terms, redemption features, and other terms as the Notes initially issued, except for the issue date, public offering price, payment of interest accruing prior to the issue date, and first payment of interest following the issue date of the additional Notes, but the Company will not issue such additional Notes unless the additional Notes are fungible with the previously issued Notes for U.S. federal income tax purposes or are issued with a separate CUSIP number.
SECTION 102.    Global Security. The Notes shall be issued in certificated form, except that the Notes shall be issued initially as a Global Security to and registered in the name of Cede & Co., as nominee of The Depository Trust Company, as Depositary therefor. Any Notes to be issued or transferred to, or to be held by, Cede & Co. (or any successor thereof) for such purpose shall bear the depositary legend in substantially the form set forth at the top of the form of Note in Section 301 hereof (in lieu of that set forth in Section 204 of the Indenture), unless otherwise agreed by the Company, such agreement to be confirmed in writing to the Trustee. Each such Global Security may be exchanged in whole or in part for Notes registered, and any transfer of such Global Security in whole or in part may be registered, in the name(s) of Persons other than such Depositary or a nominee thereof only under the circumstances set forth in clause (2) of the last paragraph of Section 305 of the Indenture, or such other circumstances in addition to or in lieu of those set forth in clause (2) of the last paragraph of Section 305 of the Indenture as to which the Company shall agree, such agreement to be confirmed in writing to the Trustee. Upon the occurrence of any such event, the Notes will be issued in such names as the Depositary shall instruct the Trustee.
SECTION 103.     Place of Payment and Place for Registration of Transfers and Exchange. Principal of, and premium, if any, and interest on, the Notes will be payable, the transfer of Notes will be registrable and the Notes will be exchangeable for Notes bearing identical terms and provisions, at the office or agency of the Company in the Borough of Manhattan, The City and State of New York; provided, however, that payment of interest may be made at the option of the Company by wire transfer to any Holder or by deposit to the account of the Holder of any such Notes if such account is maintained with the Trustee, in each case according to the written instructions given by such Holder on or prior to the applicable record date to the Trustee, which written instructions shall remain in effect until revised by such Holder by an instrument in writing delivered to the Trustee.
SECTION 104.    Payment of Interest. The Notes will bear interest at the rate of 2.55% per annum from September 20, 2016 or from the most recent Interest Payment Date (as hereinafter defined) to which interest has been paid or duly provided for until the principal thereof is paid or made available for payment, payable on March 15 and September 15 of each year (each, an “Interest Payment Date”), commencing on March 15, 2017, to the person in whose name such Note or any Predecessor Security is registered, at the close of business on March 1 and September 1, as the case may be, whether or not a Business Day, immediately preceding the Interest Payment Date. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the Holders on such Regular Record Date, and may be paid to the Person in whose n ame such Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such Defaulted Interest, notice whereof shall be given to the Holders of the Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully described in the Indenture.
The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Interest will accrue from September 20, 2016 or from the most recent Interest Payment Date to which interest has been paid or duly provided for to, but not including, the relevant payment date. In the event that any date on which interest is payable on the Notes is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on such date. A “Business Day” shall mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.
SECTION 105.    Redemption of the Notes. The Company may redeem all or any portion of the Notes, at its option, at any time or from time to time, upon notice as provided in the Indenture. The Redemption Price for any of the Notes to be redeemed on any Redemption Date prior to June 15, 2026 will be equal to the greater of the following amounts:
(a)    100% of the principal amount of the Notes being redeemed on the Redemption Date; or
(b)    the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed on that Redemption Date (not including any portion of any payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis at the Adjusted Treasury Rate plus 15 basis points as determined by a Reference Treasury Dealer appointed by the Company for such purpose;
plus, in each case, accrued and unpaid interest thereon to the Redemption Date. The Redemption Price for any of the Notes to be redeemed on any Redemption Date on or after June 15, 2026 will be equal to 100% of the principal amount of the Notes being redeemed on the Redemption Date plus accrued and unpaid interest thereon to the Redemption Date.
Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the Holders as of the close of business on the relevant record date in accordance with the terms of such Notes and the Indenture. The Redemption Price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
For purposes of this Section 105, the following terms shall have the following meanings:
“Adjusted Treasury Rate” means, with respect to any applicable Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury

Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
“Comparable Treasury Issue” means the U.S. Treasury security selected by a Reference Treasury Dealer appointed by the Company for such purpose as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.
“Comparable Treasury Price” means, with respect to any applicable Redemption Date, (A) if the Company obtains three or more Reference Treasury Dealer Quotations, the average of such Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, (B) if the Company obtains two such Reference Treasury Dealer Quotations, the average of such quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.
“Primary Treasury Dealer” means a primary U.S. government securities dealer in the United States.
“Reference Treasury Dealer” means (A) a Primary Treasury Dealer selected by BNY Mellon Capital Markets, LLC, J.P. Morgan Securities LLC, a Primary Treasury Dealer selected by MUFG Securities Americas Inc. and TD Securities (USA) LLC; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any applicable Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such Redemption Date. The Company shall give the Trustee written notice of the Redemption Price, promptly after the calculation thereof.
The Trustee shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in acting upon, the Company’s calculation of any Redemption Price.
No Notes of $2,000 principal amount or less can be redeemed in part.
Notwithstanding Section 1104 of the Indenture, any notice of redemption given pursuant to said Section with respect to the foregoing redemption need not set forth the Redemption Price but only the manner of calculation thereof.
SECTION 106.    Defeasance of the Notes. The Notes shall be defeasible pursuant to Section 1302 or 1303 of the Indenture.

SECTION 107.    Minimum Denominations. The Notes shall be issuable in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
ARTICLE TWO

ADDITIONAL COVENANT
SECTION 201.    Negative Lien Covenant. (a)    So long as any of the Notes are Outstanding, the Company will not issue, assume, guarantee or permit to exist any Debt secured by any mortgage, security interest, pledge or lien (herein referred to as a “Mortgage”) of or upon any Operating Property of the Company, whether owned at the date of this Twentieth Supplemental Indenture or hereafter acquired, without effectively securing the Notes (together with, if the Company shall so determine, any other indebtedness or obligations of the Company ranking senior to, or equally with, the Notes) equally and ratably with such Debt (but only so long as such Debt is so secured); provided, however, that the foregoing restriction shall not apply to Debt secured by any of the following:

(1)	Mortgages on any property existing at the time of acquisition thereof (which Mortgages may also extend to subsequent repairs, alterations and improvements to that property);

(2)
Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or at the time of a sale, lease or other disposition of the properties of such corporation or a division thereof as an entirety or substantially as an entirety to the Company;

(3)
Mortgages on property to secure all or part of the cost of acquiring, constructing, developing or substantially repairing, altering or improving such property or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such Mortgages are created or assumed contemporaneously with, or within eighteen (18) months after, such acquisition or completion of construction, development or substantial repair, alteration or improvement;

(4)
Mortgages in favor of the United States of America or any State thereof, or any department, agency, instrumentality or political subdivision of the United States of America or any State thereof, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to those securities), to secure any Debt (including the Company’s obligations with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing or refinancing all or any part of the purchase price or the cost of constructing, developing or substantially repairing, altering or improving the property of the Company;

(5)	Mortgages to compensate the Trustee as provided in the Indenture; or

(6)
any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (1) to (5), inclusive; provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by said clauses (1) to (5), inclusive, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

(b)    Notwithstanding the provisions of Section 201(a), the Company may issue, assume or guarantee or permit to exist Debt, secured by Mortgages that would otherwise be subject to the restrictions set forth above in connection with the Company’s sale and lease-back transactions relating to Unit 2 of the Palo Verde Nuclear Generating Station (the “Unit 2 Sale and Lease-Back Transactions”), including but not limited to Mortgages on the leased interests in Unit 2 of the Palo Verde Nuclear Generating Station and related rights if the Company reacquires ownership in any of those interests or acquires any of the equity or owner participants’ interests in the trusts that hold title to such leased interests, whether or not it also directly assumes the Sale Leaseback Obligation Bonds, and Mortgages on the Company’s interests in the trusts that hold title to such leased interests and related rights in the event that the Company acquires any of the equity or owner participants’ interests in such trusts pursuant to a “special transfer” under the Unit 2 Sale and Lease-Back Transactions. In addition, the Company may issue, assume or guarantee or permit to exist Debt that is secured by Mortgages that would otherwise be subject to the restrictions set forth above up to an aggregate principal amount that, together with the principal amount of all other Debt of the Company secured by such Mortgages, does not at the time exceed ten percent (10%) of Tangible Assets.
(c)    For purposes of this Section 201, the following terms shall have the following meanings:
“Debt” means any outstanding debt of the Company for money borrowed evidenced by notes, debentures, bonds or other securities, or guarantees of any thereof.
“Operating Property” means (i) any interest in real property owned by the Company and (ii) any asset owned by the Company that is depreciable in accordance with generally accepted accounting principles, excluding in any case any interest of the Company as lessee under any lease.
“Sale Leaseback Obligation Bonds” means any bonds issued in connection with the Unit 2 Sale and Lease-Back Transactions and any refinancing or refunding of such obligations.

“Tangible Assets” means the amount shown as total assets on the most recent balance sheet of the Company, less: (i) intangible assets, including, but without limitation, goodwill, trademarks, trade names, patents and unamortized debt discount and expense and (ii) appropriate adjustments, if any, on account of minority interests; provided, however, that if, subsequent to the date of the most recent balance sheet of the Company, the Company acquires any property, whether by acquisition (including by way of capital lease) from a third party, through merger or consolidation, through construction, development or substantial repair, alteration or improvement of property, or by any other means, and such property is or becomes subject to any Mortgage securing Debt, the Company may prepare a pro forma balance sheet to include the value of such property in any calculation of Tangible Assets hereunder. Subject to the foregoing, Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which the Company is engaged and that are approved by the independent accountants regularly retained by the Company, and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.
ARTICLE THREE
FORM OF NOTES
SECTION 301.    Form of Notes. The Notes and the Trustee’s certificate of authentication thereon shall be substantially in the following forms:
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ARIZONA PUBLIC SERVICE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

ARIZONA PUBLIC SERVICE COMPANY
2.55% Note due 2026

No. 1                                    $250,000,000
CUSIP No. 040555CV4

Arizona Public Service Company, a corporation duly organized and existing under the laws of the State of Arizona (the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Two Hundred Fifty Million Dollars ($250,000,000) on September 15, 2026, and to pay interest thereon and on any overdue interest from September 20, 2016 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2017, at the rate of 2.55% per annum, until the principal hereof is paid or made available for payment. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be March 1 or September 1, as the case may be, immediately preceding the Interest Payment Date (whether or not a Business Day). Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of (and premium, if any) and any interest on this Security will be made at the office or agency of the Company maintained for that purpose through the corporate trust office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by wire transfer to any Holder or by deposit to the account of the Holder of any such Securities if such account is maintained with the Trustee, in each case according to the written instructions given by such Holder on or prior to the applicable record date to the Trustee, which written instructions shall remain in effect until revised by such Holder by an instrument in writing delivered to the Trustee.
Reference is hereby made to the further provisions of this Security set forth following the Company’s signature hereto, which further provisions shall for all purposes have the same effect as if set forth at this place.
Unless the certificate of authentication hereon has been executed by the Trustee referred to following the Company’s signature hereto by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

ARIZONA PUBLIC SERVICE COMPANY

By

Attest:

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of January 15, 1998 (such instrument as originally executed and delivered and as supplemented or amended from time to time, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a description of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.
The Company may redeem all or any portion of the Securities of this series, at its option, at any time or from time to time, (A) prior to June 15, 2026, at a Redemption Price equal to the greater of (a) 100% of the principal amount of the Securities of this series being redeemed on the Redemption Date or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities of this series being redeemed on that Redemption Date (not including the portion of any payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis at the Adjusted Treasury Rate plus 15 basis points, as determined by a Reference Treasury Dealer appointed by the Company for such purpose; and (B) on or after June 15, 2026, at a Redemption Price equal to 100% of the principal amount of the Securities of this series being redeemed on the Redemption Date; plus, in each case, accrued and unpaid interest thereon to the Redemption Date. Notwithstanding the foregoing, installments of interest on Securities of this series that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the Holders as of the close of business on the relevant record date in accordance with the terms of the Securities of this series and the Indenture. The Redemption Price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

If notice has been given as provided in the Indenture and funds for the redemption of any Securities of this series (or any portion thereof) called for redemption shall have been made available on the Redemption Date referred to in such notice, such Securities (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Securities will be to receive payment of the Redemption Price.
Notice of any optional redemption of Securities of this series (or any portion thereof) will be given to Holders at their addresses, as shown in the Security Register for such Securities, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, (i) the Redemption Price or the manner of calculation of the Redemption Price and (ii) the principal amount of the Securities of this series held by such Holder to be redeemed if less than all of such Securities. If less than all of the Securities of this series are to be redeemed at the option of the Company, the Securities to be redeemed will be selected in accordance with the procedures of the Depositary.
As used herein:
“Adjusted Treasury Rate” means, with respect to any applicable Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
“Comparable Treasury Issue” means the U.S. Treasury security selected by a Reference Treasury Dealer appointed by the Company for such purpose as having a maturity comparable to the remaining term of this Security to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Security.
“Comparable Treasury Price” means, with respect to any applicable Redemption Date, (A) if the Company obtains three or more Reference Treasury Dealer Quotations, the average of such Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, (B) if the Company obtains two such Reference Treasury Dealer Quotations, the average of such quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.
“Primary Treasury Dealer” means a primary U.S. government securities dealer in the United States.
“Reference Treasury Dealer” means (A) a Primary Treasury Dealer selected by BNY Mellon Capital Markets, LLC, J.P. Morgan Securities LLC, a Primary Treasury Dealer selected by MUFG Securities Americas Inc. and TD Securities (USA) LLC; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the Company.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any applicable Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such Redemption Date.
The Securities of this series will not be subject to any sinking fund.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.
The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security and certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.
The Indenture contains provisions limiting the Company’s ability to issue, assume, guarantee or permit to exist any Debt secured by any mortgage, security interest, pledge or lien upon any of its Operating Property, subject to the exceptions and qualifications set forth in the Indenture.
If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee without the consent of such Holders in certain circumstances, or with the consent of the Holders of 66-2/3% in principal amount of the affected Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the affected Securities at the time Outstanding, on behalf of the Holders of all such Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy under the Indenture, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.
The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.
All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
Form of Trustee’s Certificate of Authentication.

CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:	THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A.,

As Trustee

By

Authorized Officer

SECTION 302.    General Provisions. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Twentieth Supplemental Indenture, and the Company, by its execution and delivery of this Twentieth Supplemental Indenture, expressly agrees to such terms and provisions and to be bound thereby. However, to the extent any provision of the Notes conflicts with the express provisions of this Twentieth Supplemental Indenture or the Indenture, the provisions of this Twentieth Supplemental Indenture or the Indenture, as applicable, shall govern and be controlling.
ARTICLE FOUR
ORIGINAL ISSUE OF NOTES
SECTION 401.    Issuance of Notes. Subject to Section 101, Notes in the aggregate principal amount of $250,000,000 may, upon execution of this Twentieth Supplemental Indenture, or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes, in accordance with a Company Order delivered to the Trustee by the Company, without any further action by the Company.
ARTICLE FIVE
PAYING AGENT AND REGISTRAR
SECTION 501.    Appointment of Paying Agent and Registrar. The Bank of New York Mellon Trust Company, N.A. will be the Paying Agent and Security Registrar for the Notes.
ARTICLE SIX
SUNDRY PROVISIONS

SECTION 601.    Associate Secretary. For all purposes relating to this Twentieth Supplemental Indenture and the Notes, the term “Assistant Secretary” when used in the Indenture with respect to the Company will include an Associate Secretary of the Company.
SECTION 602.    Defined Terms. Except as otherwise expressly provided in this Twentieth Supplemental Indenture or in the form of the Notes, or otherwise clearly required by the context hereof or thereof, all terms used herein or in said form of the Notes that are defined in the Indenture shall have the several meanings respectively assigned to them thereby.
SECTION 603.    Ratification of Indenture. The Indenture, as heretofore supplemented and amended, and as supplemented by this Twentieth Supplemental Indenture, is in all respects ratified and confirmed, and this Twentieth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
SECTION 604.    About the Trustee. The Trustee hereby accepts the trusts herein declared, provided, created, supplemented or amended and agrees to perform the same upon the terms and conditions herein and in the Indenture, as heretofore supplemented and amended, set forth and upon the following terms and conditions:
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twentieth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. Each and every term and condition contained in Article Six of the Indenture shall apply to and form a part of this Twentieth Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Twentieth Supplemental Indenture.
The Trustee agrees to accept and act upon instructions or directions pursuant to this Twentieth Supplemental Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.
In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).
SECTION 605.    Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have caused this Twentieth Supplemental Indenture to be duly executed as of the day and year first above written.

ARIZONA PUBLIC SERVICE COMPANY

By: /s/ Lee R. Nickloy
Lee R. Nickloy
Vice President and Treasurer

Attest:

/s/ Shirley A. Baum
Shirley A. Baum
Associate Secretary

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A., as Trustee

By: /s/ Teresa Petta
Name: Teresa Petta
Title: Vice President

STATE OF ARIZONA	)
) ss.
COUNTY OF MARICOPA	)
On 20th day of September, 2016, before me personally came Lee R. Nickloy, to me known, who, being by me duly sworn, did depose and say that he is the Vice President and Treasurer of Arizona Public Service Company, one of the corporations described in and which executed the foregoing instrument and that he signed his name thereto by authority of the Board of Directors of said corporation.

/s/ Charisse Jicha
Notary Public
My Commission Expires: December 22, 2017

ACKNOWLEDGEMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
) ss.
COUNTY OF LOS ANGELES	)
On the 19th day of September, 2016, before me, Alex Dominguez, personally appeared Teresa Petta, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to within the instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the .

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Alex Dominguez
Signature (seal)

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